Glacier Bancorp, Inc. Appoints New Director

KALISPELL, Mont., Oct. 4 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc.'s (Nasdaq: GBCI) Board of Directors, at their regular monthly meeting on September 29, 2010, appointed Sherry L. Cladouhos as a Director of the Company.

Ms. Cladouhos has been employed by Blue Cross Blue Shield Montana (BCBSMT) for 36 years and has served in a variety of leadership and executive roles including Director of Customer Service and Administration, Vice President of Member Services and Support, Senior Vice President of Marketing and Operations, Co-Chief Operating Officer, and in 2005 was named President and CEO. She is responsible for the overall strategic direction of the company and is committed to working with others to provide affordable healthcare coverage to Montanans.

Ms. Cladouhos is a Certified Health Insurance Executive. She has been certified through the Academy for Healthcare Management (FAHM) and the Professional Academy for Healthcare Management. She is also a graduate of the Berkeley Healthcare Executive Program.

Ms. Cladouhos serves on the boards of numerous business and community-related organizations.

Glacier Bancorp, Inc. is the parent company for 11 community banks, including Glacier Bank, Kalispell; First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank of Billings; and First Bank of Montana, Lewistown; all operating in Montana; as well as Mountain West Bank, Coeur d'Alene, with operations in Idaho, Utah and Washington; 1st Bank, Evanston, operating in Wyoming and Utah; Citizens Community Bank, Pocatello, operating in Idaho; Bank of the San Juans, Durango, operating in Colorado; and First National Bank & Trust, Powell, operating in Wyoming.

CONTACT:  Michael J. Blodnick, +1-406-751-4701, or Ron J. Copher, +1-406-751-7706, both of Glacier Bancorp, Inc.